                                                                 EXHIBIT 10.2.44


                              EMPLOYMENT AGREEMENT


         This Employment Agreement is made and entered into effective as of January 1, 1998 ("Effective Date"), by and between NEOPROBE CORPORATION, a Delaware Corporation with a place of business at 425 Metro Place North, Suite 400, Dublin, Ohio 43017-1367 (the "Company") and DAVID C. BUPP of Dublin, Ohio (the "Employee").

         WHEREAS, the Company and the Employee entered into an Employment Agreement dated as of January 1, 1996 (the "1996 Employment Agreement"); and

         WHEREAS, the Company and the Employee wish to establish new terms, covenants, and conditions for the Employee's continued employment with the Company through this agreement ("Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

     1. DUTIES. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, as President and Chief Executive Officer of the Company and in such equivalent, additional or higher executive level position or positions as shall be assigned to him by the Board of Directors. While serving in such executive level position or positions, the Employee shall report to, be responsible to, and shall take direction from the Board of Directors of the Company. During the Term of this Employment Agreement (as defined in Section 2 below), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties which are assigned to him. The Employee shall observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

         The Employee represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Employee in corporations and firms other than the Company and its subsidiaries and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Employee (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Employee will promptly notify the Board of Directors of the Company of any additional positions undertaken or investments made by the Employee during the Term of this Employment Agreement if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Employee's other positions or investments in other firms do not create a conflict of interest, violate the Employee's obligations under Section 7 below or cause the Employee to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Employment Agreement.

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     2.  TERM. Subject to Sections 4 and 5 hereof, the Term of this Employment
         Agreement shall be for a period of two (2) years, commencing January 1, 1998 and terminating December 31, 1999.

     3. COMPENSATION. During the Term of this Employment Agreement, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee hereunder, compensation consisting of the following:

         A. SALARY. Beginning on the first day of the Term and throughout the first year of this Employment Agreement, the Company shall pay the Employee a salary of $275,500 per year, payable in semi-monthly or monthly installments. Promptly after both parties have signed counterparts of this Agreement, the Company will pay to the Employee an amount equal to the amount by which the salary provided in the previous sentence exceeds the base salary actually paid to the Employee during the period from the begining of the Term through the date of payment. During the second year of the Employment Agreement, the Company shall pay the Employee a salary of at least $290,000 per year, payable in semi-monthly or monthly installments.

         B. BONUS. The Compensation Committee of the Board of Directors will, on an annual basis, review the performance of the Company and of the Employee and will pay such bonus as it deems appropriate, in its discretion, to the Employee based upon such review. Such review and bonus shall be consistent with any bonus plan adopted by the Compensation Committee which covers the executive officers of the Company generally.

         C. BENEFITS. During the Term of this Employment Agreement, the Employee will receive such employee benefits as are generally available to all employees of the Company.

         D. STOCK OPTIONS. The Compensation Committee of the Board of Directors may, from time to time, grant stock options, restricted stock purchase opportunities and such other forms of stock based incentive compensation as it deems appropriate, in its discretion, to the Employee under the Company's Stock Option and Restricted Stock Purchase Plan and the 1996 Stock Incentive Plan (the "Stock Plans"). The terms of the relevant award agreements shall govern the rights of the Employee and the Company thereunder in the event of any conflict between such agreement and this Employment Agreement.

         E. RESTRICTED STOCK. Simultaneously with the execution of this Employment Agreement, the Employee will enter into a Restricted Stock Purchase Agreement under the 1996 Stock Incentive Plan in the form attached hereto as Exhibit B. The terms of such agreement shall govern the rights of the Employee and the Company thereunder in the event of any conflict between such agreement and this Employment Agreement.

         F. CONTINUATION. Employee's salary and benefits shall be paid by the Company for the full Term if the Employee is terminated without cause and if such termination without cause occurs during 1999, the Company shall continue to pay the Employee his salary and benefits until the first anniversary of such termination. The salary and

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              benefits shall cease if the Employee is terminated for cause or if the Employee resigns (see Section 4).

         G. VACATION. The Employee shall be entitled to twenty (20) days of vacation during each calendar year during the Term of this Employment Agreement.

         H. CHANGE OF CONTROL SEVERANCE. In addition to the rights of the Employee under the Company's employee benefit plans (paragraphs C and F above) or otherwise but in lieu of any payment of base salary under paragraph F above, if there is a Change in Control of the Company (as defined below) and the employment of the Employee is concurrently or subsequently terminated (a) by the Company without cause, (b) by the expiration of the Term of this Employment Agreement, or (c) by the resignation of the Employee because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred or the Company has breached this Employment Agreement, the Employee shall be paid a severance payment equal to twice the annual base salary of Employee as in effect immediately before such termination less the amount of any payments of salary due to Employee under paragraph F above.

              For the purpose of this Employment Agreement, a Change in Control of the Company has occurred when: (a) any person (defined for the purposes of this paragraph H to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than Neoprobe or an employee benefit plan created by its Board of Directors for the benefit of its employees, either directly or indirectly, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under
              Section 13(d) of the Exchange Act) of securities issued by Neoprobe having fifteen percent (15%) or more of the voting power of all the voting securities issued by Neoprobe in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the Directors elected at any meeting of the holders of voting securities of Neoprobe are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of Neoprobe approve a merger or consolidation of Neoprobe with another person, other than a merger or consolidation in which the holders of Neoprobe's voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of Neoprobe approve a transfer of substantially all of the assets of Neoprobe to another person other than a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Neoprobe or by the holders of Neoprobe's voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event. The parties hereto agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term and

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              which was the subject of negotiations that began during the Term but which continued until after the end of the Term and such transaction is consumated after the end of the Term, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph H of this Section 3.

     4. TERMINATION. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement or "for cause."

         A. Termination "for cause" shall be defined as a termination by the Company of the employment of the Employee occasioned by a willful breach of a material duty by the Employee in the course of his employment or willful and continued neglect of his duty as an employee hereunder.

         B. In the event of termination by the Company "for cause", all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Employee. In the event that a benefit plan or Stock Plan which covers the Employee has specific provisions concerning termination of employment, then such benefit plan or Stock Plan shall control the disposition of the benefits or stock options.

         C. The parties agree that the employment relationship described herein shall end at the end of the Term, unless the parties agree, in writing, to extend the Term. At least six (6) months prior to the expiration of the Term, the Company shall provide Employee with written notice that it intends to extend the Term hereof, and Employee and Company then shall negotiate any changes to this Employment Agreement for the extension of the Term that they deem advisable. If the Company does not give such notice to Employee before July 1, 1999 or if it notifies him at that time that it does not intend to extend the Term, the Company shall continue to pay the Employee his salary and benefits through June 30, 2000, subject to paragraph B of this Section 4 and paragraph F of
              Section 3 above, but regardless of whether his employment is terminated at any time after June 30, 1999 by the end of the Term or by the Employee's resignation. If the Employee continues to render services in the Company's employ after the end of the Term in the absence of such written extension, it is understood that such continued employment will be "at will," terminable at any time by either party, but such services shall not constitute a waiver of the provisions of this paragraph C.

         D. Should the Company relocate to another city and Employee decide not to relocate also, cessation of employment shall be without cause hereunder. A termination without cause is a termination of employment before the end of the Term of this Employment Agreement that is not for cause and not occasioned by the resignation, death or disability of the Employee.

         E. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement if the Employee has been unable to perform his duties hereunder for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of in-

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
              definite duration or is without a reasonable probability of recovery. The Employee agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion at the request of the Company, made after the Employee has been absent from his place of employment for at least six (6) months. Such examination shall be paid for by the Company. However, this provision does not abrogate either the Company's or the Employee's rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph E shall not be deemed to be a termination for cause.

     5.  RESIGNATION, DEATH OR DISABILITY.

         A. If, during the Term of this Employment Agreement, the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in paragraph H of Section 3 above and paragraph C of Section 4 above) shall cease at the time such resignation becomes effective. In the event that a benefit plan or Stock Plan which covers the Employee has specific provisions relative to resignation by an employee, then such benefit plan or Stock Plan shall control the disposition of the benefits or stock options.

         B. If during the Term of this Employment Agreement, the Employee dies or his employment is terminated because of his disability (see
              Section 4.E. above), all salary, benefits and other payments shall cease at the time of death or disability, provided, however, that the Company shall provide such health, dental and similar insurance or benefits as were provided to Employee immediately before his termination by reason of death or disability, to Employee or his family for six (6) months after such termination on the same terms and conditions (including cost) as were applicable before such termination. In addition, for the first six
              (6) months of disability, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee's salary hereunder. In the event that such a benefit plan or a Stock Plan which covers the Employee has specific provisions concerning the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or Stock Plan shall control the disposition of such benefits or stock options.

         C. The language set forth in this Section 5 shall not limit the Company's right to seek other remedies for damages incurred in the event Employee fails to comply with the terms of this Employment Agreement.

     6. PROPRIETARY INFORMATION AGREEMENT. Employee has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Employment Agreement in any manner, and the Employee shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term of this Employment Agreement.

     7. NON-COMPETITION. Employee agrees that for so long as he is employed by the Company under this Employment Agreement and for two (2) years thereafter, the Employee will not

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         A.   enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

         B.   engage in any Competitive Business for his own account;

         C. become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

         D. solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply.

         Nothing in this Employment Agreement shall preclude Employee from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. "Competitive Business" for purposes of this Employment Agreement shall mean any business or enterprise which:

         a. is engaged in the development and/or commercialization of products and/or systems for use in (1) the intraoperative detection of cancer and/or (2) Activated Cellular Therapy for cancer, or

         b. reasonably understood to be competitive in the relevant market with products and/or systems described in clause a above, or

         c. the Company engages in during the Term of this Employment Agreement pursuant to a determination of the Board of Directors and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

         The covenant set forth in this Section 7 shall terminate immediately upon the termination of the employment of the Employee by the Company without cause or at the end of the Term of this Employment Agreement.

     8. ARBITRATION. Any dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the nonunion employment arbitration rules of the American Arbitration Association ("AAA") then in effect. If specific nonunion employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall indemnify the Employee against, and hold him harmless from, any attorney's fees, court costs and other expenses incurred by the Employee in connection with the preparation, commencement, prosecution, defense or enforcement of any

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
         arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph H of Section 3 above or under this sentence; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.

     9. GOVERNING LAW. The Employment Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     10. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provision of the Employment Agreement, which shall remain in full force and effect.

     11. ENTIRE AGREEMENT.

         A. The 1996 Employment Agreement is terminated as of the effective date of this Employment Agreement, except that the Stock Options granted to the Employee in the 1996 Employment Agreement or in any previous employment agreement or by the Compensation Committee remain in full force and effect, and survive the termination of the 1996 Employment Agreement and except that the bonus opportunities granted to the Employee in paragraph 3 of the letter agreement dated February 16, 1995 remain in full force and effect, and survive the termination of the 1996 Employment Agreement.

         B. This Employment Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements. This Employment Agreement may not be amended except in writing executed by the parties hereto.

     12. EFFECT ON SUCCESSORS OF INTEREST. This Employment Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto. Notwithstanding the above, the Employee recognizes and agrees that his obligation under this Employment Agreement may not be assigned without the consent of the Company.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.


NEOPROBE CORPORATION                                  EMPLOYEE


By: /s/ John L. Ridihalgh                             /s/ David C. Bupp
    ---------------------                             -------------------
John L. Ridihalgh, Chairman of the Board              David C. Bupp

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                                                                 Exhibit 10.2.45


                              NEOPROBE CORPORATION
                                    SUITE 400
                              425 METRO PLACE NORTH
                             DUBLIN, OHIO 43017-1367


                                  May 20, 1998


David C. Bupp
5747 Rushwood Drive
Dublin, Ohio 43017

         Congratulations. You have been granted a right to purchase Restricted Stock under Neoprobe's 1996 Stock Incentive Plan (the "Plan") on the following terms:

         1. PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, you hereby subscribe for and agree to purchase 45,000 shares of Common Stock (the "Restricted Stock") for and in consideration of a payment by you to Neoprobe of $0.001 per share.

         2. TRANSFER RESTRICTIONS. The fair market value of Common Stock is demonstrated by the closing price on the Nadaq National Market of such securities on the business day before the date first set forth above which was $5.25 per share. In consideration of the difference between the purchase price of the Restricted Stock set forth in paragraph 1 above and its fair market value without the restrictions and risk of forfeiture set forth herein, you agree that, unless and until any of the Restricted Stock vests and becomes transferable as provided in paragraph 4 below, you will neither transfer, sell, assign nor pledge any of the Restricted Stock. Any certificate representing any Restricted Stock issued hereunder shall bear the following legend in larger or other contrasting type or color: "The transfer of these securities is restricted by, and such securities are subject to a risk of forfeiture, under a Restricted Stock Purchase Agreement between the registered owner hereof and the Issuer dated May 20, 1998."

         3. FORFEITURE. You will forfeit any portion of the Restricted Stock purchased under this Agreement that has not vested and become transferable on the earliest of: (a) the expiration of 10 years from the date of this Agreement, or (b) (except as otherwise provided in the last sentence of this paragrah 3) immediately upon the termination of your employment by your Employer under the Employment Agreement, whether for cause or without cause or because of your death or disability or by your resignation. If such a forfeiture occurs, all of your right, title and interest in and to any shares of Restricted Stock which have not previously vested and became transferable will be terminated, the certificates representing the forfeited shares will be canceled or transferred free and clear of all restrictions to Neoprobe's treasury and we will pay you $0.001 per share for each share of Restricted Stock so forfeited. Notwithstanding clause (b) of this paragraph 3 no forfeiture shall occur upon the termination of your employment by your Employer under the Employment Agreement without cause or because of your death or disability if at the time of such termination Neoprobe is engaged in active negotiations that could reasonably be expected to result in a change in control.

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
         4. VESTING PROVISIONS. Any Restricted Stock that has not previously been forfeited under Section 3 above will vest and become transferable if and when a change in control of the Company occurs or upon the termination of your employment by your Employer under the Employment Agreement without cause or because of your death or disability if at the time of such termination Neoprobe is engaged in active negotiations that could reasonably be expected to result in a change in control; provided the Committee certifies such occurrence in its minutes or another writing promptly thereafter. Notwithstanding any provision of this Agreement or any provision of the Plan, including, but not limited to, the last sentence of Section 7.1 thereof and Section 8.3 thereof, the provisions of which are hereby waived by you, the Committee may, if it determines in its sole discretion that your actions in connection with any change in control which results in the vesting of any shares of Restricted Stock hereunder were not in accordance with your duties to the Company and its stockholders as a director, officer or employee of the Company or your actions did not fully support the determinations of the Board of Directors of the Company in connection therewith, reduce the number of shares of Restricted Stock which vest under this Agreement or eliminate such vesting entirely. When any portion of the Restricted Stock vests and becomes transferable, the Company shall, subject to the provision of
Section 6 below, promptly deliver a certificate (free of all adverse claims and transfer) representing the number of shares constituting the vested and transferable portion of the Restricted Stock to you at your address given above and such shares shall no longer be deemed to be Restricted Stock subject to the terms and conditions of this Agreement.

         5. RIGHTS; STOCK DIVIDENDS. Except for the restrictions on transfer set forth in Section 2 and the possibility of forfeiture set forth in Section 3, upon the issuance of a certificate representing shares of Restricted Stock, you will have all other rights in such shares, including the right to vote such shares and receive dividends other than dividends on or distributions of shares of any class of stock issued by the Company which dividends or distributions shall be delivered to the Company under the same restrictions on transfer and possibility of forfeitures as the shares of Restricted Stock from which they derive.

         6. TAXATION. Both you and we intend that the transactions provided for in this Agreement will be governed by the provisions of Section 83(a) of the Internal Revenue Code of 1986. You will have taxable income upon the vesting of Restricted Stock. At that time, you must pay to the Company an amount equal to the required federal, state, and local tax withholding less any withholding otherwise made from your salary or bonus. You must satisfy any relevant withholding requirements before the Company issues certificates representing and vested shares of Restricted Stock to you.

         7. EMPLOYMENT AGREEMENT. The terms of your employment by the Company are governed exclusively by the Employment Agreement. This Agreement is not an employment agreement and nothing contained herein gives you any right to continue to be employed by or provide services to the Company or affects the right of the Company to terminate your employment or other relationship with you.

         8. PLAN CONTROLS. This Agreement is a Restricted Stock Purchase Agreement (as such term is defined in the Plan) under Article 7 of the Plan. The terms of this Agreement are subject to, and controlled by, the terms of the Plan, as it is now in effect or may be amended from time to time hereafter, which are incorporated herein as if they were set forth in full. Any words or phrases defined in the Plan have the same meanings in this Agreement. The Company will provide you

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
with a copy of the Plan promptly upon your written or oral request made to its principal financial officer.

         9. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the nonunion employment arbitration rules of the American Arbitration Association ("AAA") then in effect. If specific nonunion employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company will indemnify you against, and hold you harmless from, any attorney's fees, court costs and other expenses incurred by you in connection with the preparation, commencement, prosecution, defense or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment hereunder after the occurrence of a change in control of the Company or under this sentence; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.

         10. MISCELLANEOUS. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and it supersedes and discharges all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter. This Agreement may not be amended or terminated except by a writing signed by the party against whom any such amendment or termination is sought. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. This Agreement shall be governed by the laws of the State of Delaware.

         Please acknowledge your acceptance of this Agreement by signing the enclosed copy in the space provided below and returning it promptly to the Company.

                                   NEOPROBE CORPORATION

                                   By:  /s/ John L. Ridihalgh
                                        ----------------------------------------
                                        John L. Ridihalgh, Chairman of the Board

Accepted and Agreed to as of
the date first set forth above:

/s/ David C. Bupp
----------------------------------
         David C. Bupp

                                       3